Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact:	Kirk Thompson
615 J.B. Hunt Corporate Drive		President and
Lowell, Arkansas 72745		Chief Executive Officer
(NASDAQ: JBHT)		(479) 820-8110

FOR IMMEDIATE RELEASE

J. B. HUNT TRANSPORT SERVICES, INC. REPORTS RECORD REVENUES AND EARNINGS
FOR THE SECOND QUARTER OF 2005

LOWELL, ARKANSAS, July 15, 2005 - J. B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced second quarter 2005 net earnings of $54.6 million, or diluted earnings per share of 33 cents, compared with 2004 second quarter earnings of $45.6 million, or 27 cents per diluted share.    All of our shares outstanding and per share amounts for all periods presented reflect a two-for-one stock split paid on May 23, 2005.

Total operating revenue for the current quarter was $759 million, compared with $679 million during the second quarter of 2004.  During the second quarter of 2005, Truck segment revenue, excluding fuel surcharges, increased 1%, while the Intermodal segment revenue, excluding fuel surcharges, rose 12% over the comparable period of 2004.  Dedicated segment revenue, excluding fuel surcharge revenue, increased 7% during the current quarter.

Operating income rose 17% to $93.0 million in 2005 from $79.2 million in 2004 on a 7% rise in revenues, net of fuel surcharges.  The overall operating ratio for the Company improved 60 basis points to 87.7% compared to 88.3% in 2004.  Our calculations of operating ratios include the impact of the rise in fuel prices and the accompanying increase in fuel surcharge revenue.  The improvement in profitability was primarily driven by results in Dedicated Contract Services (DCS) and Intermodal.  The second quarter of 2005 was favorably impacted by continuing positive safety and claims cost and higher freight rates.

“Once again we are pleased to report record earnings and also our best operating ratio in 16 years for the second quarter,” remarked Kirk Thompson, President and Chief Executive Officer of the Company.  “Our earnings are on target with our 2005 operating plan and we remain optimistic of meeting our plan for the balance of the year.  Current quarter operating income, net earnings and earnings per share all grew faster than revenues reflecting a combination of rate increases sufficient to cover various cost increases and efficient execution in a SAFE manner across all three business segments.

“While the general freight economy slowed in the second quarter from its robust pace of 2004, there appears to be no indication that freight demand is headed into a significant downturn.  In fact, demand picked up toward the end of the quarter and, interestingly, operating factors for the second quarter of 2005 were remarkably similar to the second quarter of 2003, except that our current net earnings have more than doubled over the same time frame. In addition, early July 2005 load volumes are very similar to July 2004 levels.

“Less than one-third of our revenue is derived from the traditional truckload market.  As our results show, we have three separate and distinct businesses with unique characteristics, operating models and economic dynamics.  They are complementary, yet not dependent upon each other.  Factors that affect the truckload marketplace do not necessarily impact Intermodal and DCS.  We are strongly encouraged by the results in each segment, but particularly so with the consistency of our Intermodal margins and the improvement in the DCS margin.  Solid performance in Intermodal and DCS offset the impact of slower freight volumes and higher driver pay in Truck.

“While the pace of improvement in Truck was not repeated in the second quarter of 2005 vs. 2004, we are very pleased with an 89.0% operating ratio in that segment despite less favorable conditions than a year ago.  Given the up and down freight volumes in the truckload business so far in 2005, rising and volatile fuel prices and the never ending challenge of securing and retaining enough truck drivers, we are most gratified by the earnings improvement the Truck segment has achieved over the last five years.  The operating environment in 2004 allowed us to achieve our operating ratio goals much sooner than we had anticipated. The environment remains positive enough for us to have improved the operating ratio by 500 basis points in the two year period from second quarter 2003 to second quarter 2005, a tremendous achievement in our opinion.  The supply/demand balance remains very delicate in the truckload market.  Even a slight increase in demand would outstrip the available supply of trucks and profitability would likely improve as a result.

“Demand has slowed from 2004, but there is no credible evidence that capacity, significant enough to materially impact the market, is entering the truckload industry.  On the contrary, we see a shrinking supply of independent contractors which we believe is a significant proxy for the plight of thousands of smaller and struggling motor carriers.  High and increasing oil prices and rising driver pay, along with other rising costs, will continue to exacerbate the financial difficulties faced by the marginally profitable truckload industry and will likely further deplete supply.  For those of us close to the situation on a daily basis, it is inaccurate to even suggest that hundreds of new trucks are being added to our industry on a monthly basis.  It simply is not happening.  Similarly, the driver shortage that has plagued the truckload industry for close to two decades is not going to be solved in a short time frame.  Due to demographic realities and structural barriers such as low industry-wide pay scales, the qualified driver pool will continue to struggle as study after study has shown, and as those reports continue to project, shortages will continue well into the future.  Until qualified truck drivers become more plentiful, a scenario we certainly can not envision any time soon, capacity will remain tight for the traditional truckload market and growth will remain subdued across the industry.  On the other hand, we will continue to pursue profitable growth opportunities in our Intermodal and Dedicated segments as those opportunities arise.

“From our vantage point, the economy is stable, capacity remains quite constrained, and nothing we see in the near future is likely to materially alter the current landscape.  We are pleased with the return on capital invested in the business, the cash flow being generated and are extremely excited about the future earnings potential of the Company.”

The Truck operating ratio was 89.0% for the quarter vs. 87.5% for the comparable period last year.  The second quarter 2004 operating ratio was enhanced by unusually strong freight demand and a significant amount of customer paid deadhead miles resulting in a phenomenal 650 basis point improvement over the same period in 2003.  When compared to second quarter 2003, our second quarter 2005 operating ratio is better by 500 basis points and is consistent with our internal expectations of long term, year-to-year operating income growth. Rate yields continue to improve as the loaded rate per mile, excluding fuel surcharges, increased 4.6% or $0.074/mile relative to a year ago. During the same time frame, length of haul also increased 2.3% making revenue per load higher by 6.9% over the second quarter of 2004. Furthermore, this year-over-year improvement in total rate per mile was achieved with significantly fewer paid deadhead miles in 2005 vs. 2004.  This represents the 18th consecutive quarter that our rate per loaded mile, excluding fuel surcharges, has increased and underscores our ability to affect rate improvement to mitigate cost increases even when demand is not as robust.  Our intense focus on safety yielded another quarter of relatively low claims cost.  Our service levels during the second quarter of 2005 surpassed last year’s second quarter service levels by 60 basis points reflecting our commitment to provide best-in-class pick-up and delivery, flexibility and allocated capacity for our customers.  We continue to invest in people, systems and technology.  These investments separate us from others by improving our network yield, safety and service to our customers.  Empty miles were 10.2% versus 9.9% for the second quarter a year ago.  Freight demand was lower throughout the quarter compared to an exceptionally strong second quarter 2004 level.  Driver availability continues to be a serious concern for the segment, as well as the industry.  Increases in driver pay over the last few months and during the quarter have resulted in only marginal improvements in driver supply.   We continue to see no signs of fundamental improvement in driver availability for the foreseeable future.  Therefore, we do not anticipate significant capacity additions in the truckload marketplace in the near term.  The average number of trucks in the Truck segment was 5,430 for the second quarter of 2005 and 5,479 for the second quarter of 2004.

In the Intermodal segment, the operating ratio was 87.5% vs. 87.9% for the second quarter of 2004.  Revenue in the Intermodal segment advanced 17% to $309 million compared to $263 million in the same period of 2004.  Operating income increased 21% to $38.5 million from $31.8 million in the comparable period a year ago.  Growth in revenue was driven by a strong pricing environment despite continuing service and congestion related issues on the railroads.  Load volumes increased a modest 3% compared to a very robust 12% in the same period a year ago.  Given the infrastructure and service design improvements underway at the railroads, an environment of more rapid growth is expected to develop and we continue to cautiously add capacity to support this growth.  Margin improvement was primarily driven by price and freight mix changes.  While the Intermodal segment is not immune to driver shortages and pay increases, as well as the rising cost of insurance and claims, we have been successful at maintaining a relatively low driver turnover and an excellent safety record.  Productivity measures for drivers showed a small improvement while productivity measures for containers showed a 5% decline over the same period a year ago.  This is reflective of increased transit times and some underutilized capacity as freight volumes were slightly less than anticipated.

The operating ratio for the DCS segment was 87.1% vs. 90.5% for the second quarter of 2004, a 340 basis point improvement over the same period a year ago.  Revenue, excluding fuel surcharge, in the current quarter was up 7% compared to the second quarter of 2004.  Growth in revenue was driven by a 4.1% increase in the average number of tractors assigned to the segment and a 4.1% improvement in productivity.  Utilization for the second quarter of 2005 declined 1.1% but, net revenue, excluding fuel surcharge, per loaded mile was up 6.9%.  Operating income was $27 million, a 52% increase over the same quarter of 2004, and was a record quarter.  The average number of tractors in the segment was 5,000 for the second quarter of 2005 vs. 4,802 for the second quarter of 2004.  At the end of 2002, DCS began a concentrated effort to utilize the segment’s assets optimally and increase margins to a more acceptable level.  Although we will continue to consider trade-up opportunities for asset utilization, we are pleased with the impact these efforts have had on the segment’s performance over the past two and one-half years.  Baseline focus on revenue quality, cost controls, uncompromising SAFETY, contract structure and a unique approach to Customer Value Deliverytm (CVD) drives a reliable, consistent and adequate return on investment.  DCS continues to invest in technology, processes and people that help improve productivity, enhance customer service and facilitate future growth.  Although the market to attract and retain qualified drivers continues to be challenging, a rigorous effort in the area of driver retention has so far resulted in annualized reduction of driver turnover by over 15 percentage points when comparing the second quarter of 2005 to the same period of 2004.  We are very encouraged by this effort because having an adequate supply of drivers is a prerequisite for participating in the growth opportunities that currently exist.

This report contains forward-looking statements, which are based on information currently available.  Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 7 of our Annual Report filed on Form 10-K for the year ended December 31, 2004.  We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason.  This press release and related information will be available immediately to interested parties on our web site: www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30
	2005		2004
	Amount	% Of Revenue	Amount	% Of Revenue

Operating revenues	$759,206	100.0%	$679,036	100.0%

Operating expenses
Salaries, wages and employee benefits	213,655	28.1%	207,487	30.6%
Rents and purchased transportation	253,299	33.4%	221,642	32.6%
Fuel and fuel taxes	89,507	11.8%	66,626	9.8%
Depreciation and amortization	40,109	5.3%	36,730	5.4%
Operating supplies and expenses	31,210	4.1%	31,079	4.6%
Insurance and claims	13,075	1.7%	15,369	2.3%
Operating taxes and licenses	9,330	1.2%	8,763	1.3%
General and administrative expenses, net of gains	10,738	1.4%	6,477	1.0%
Communication and utilities	5,278	0.7%	5,689	0.8%
Total operating expenses	666,201	87.7%	599,862	88.3%
Operating income	93,005	12.3%	79,174	11.7%
Interest income	229	0.0%	911	0.1%
Interest expense	1,758	0.2%	2,491	0.4%
Equity in loss of associated companies	1,284	0.2%	914	0.1%
Earnings before income taxes	90,192	11.9%	76,680	11.3%
Income taxes	35,561	4.7%	31,055	4.6%
Net earnings	$54,631	7.2%	$45,625	6.7%
Average basic shares outstanding *	158,387		160,995
Basic earnings per share *	$0.34		$0.28
Average diluted shares outstanding *	163,483		166,411
Diluted earnings per share *	$0.33		$0.27

* All shares outstanding and per share amounts for all periods presented reflect a two-for-one stock split paid on May 23, 2005.

	Six Months Ended June 30
	2005		2004
	Amount	% Of Revenue	Amount	% Of Revenue

Operating revenues	$1,468,384	100.0%	$1,296,735	100.0%

Operating expenses
Salaries, wages and employee benefits	414,538	28.2%	397,451	30.7%
Rents and purchased transportation	492,375	33.5%	425,350	32.8%
Fuel and fuel taxes	172,377	11.7%	130,481	10.1%
Depreciation and amortization	79,341	5.4%	73,775	5.7%
Operating supplies and expenses	62,864	4.3%	59,800	4.6%
Insurance and claims	24,830	1.7%	28,393	2.2%
Operating taxes and licenses	18,216	1.2%	17,488	1.3%
General and administrative expenses, net of gains	20,526	1.4%	15,048	1.2%
Communication and utilities	11,144	0.8%	11,558	0.9%
Total operating expenses	1,296,211	88.3%	1,159,344	89.4%
Operating income	172,173	11.7%	137,391	10.6%
Interest income	380	0.0%	1,256	0.1%
Interest expense	2,992	0.2%	5,165	0.4%
Equity in loss of associated companies	2,135	0.1%	1,383	0.1%
Earnings before income taxes	167,426	11.4%	132,099	10.2%
Income taxes	65,296	4.4%	53,500	4.1%
Net earnings	$102,130	7.0%	$78,599%	6.1%
Average basic shares outstanding *	159,539		160,663
Basic earnings per share *	$0.64		$0.49
Average diluted shares outstanding *	164,940		166,170
Diluted earnings per share *	$0.62		$0.47

* All shares outstanding and per share amounts for all periods presented reflect a two-for-one stock split paid on May 23, 2005.

Financial Information By Segment

(dollars in thousands)

(unaudited)

	Three Months Ended June 30
	2005	2004

Gross revenue

Truck	$246,008	$232,899
Intermodal	308,967	263,232
Dedicated	208,617	187,041
Subtotal	763,592	683,172
Intersegment eliminations	(4,386)	(4,136)
Consolidated revenue	$759,206	$679,036

Operating income

Truck	$27,111	$29,172
Intermodal	38,498	31,785
Dedicated	26,988	17,761
Other (1)	408	456
Operating income	$93,005	$79,174

	Six Months Ended June 30
	2005	2004
Gross revenue

Truck	$477,882	$442,915
Intermodal	596,495	505,430
Dedicated	403,295	356,602
Subtotal	1,477,672	1,304,947
Intersegment eliminations	(9,288)	(8,212)
Consolidated revenue	$1,468,384	$1,296,735

Operating income

Truck	$51,468	$43,878
Intermodal	73,026	60,931
Dedicated	47,112	32,019
Other (1)	567	563
Operating income	$172,173	$137,391

(1) Includes unallocated corporate support and insurance expenses.

Operating Statistics by Segment

(unaudited)

	Three Months Ended June 30
	2005	2004

Truck
Operating ratio	89.0%	87.5%
Loads	233,090	239,673
Net revenue (excl. fuel surcharge) per tractor per week*	$3,025	$2,976
Length of haul	545	533
Revenue per loaded mile (excl.fsc)	$1.693	$1.619
Loaded miles (000)	125,232	130,208
Total miles (000)	139,518	144,460
Empty miles %	10.2%	9.9%
Average tractors during the period	5,430	5,479
Tractors (end of period)
Company owned	4,471	4,494
Independent contractor	923	1,041
Total tractors	5,394	5,535
Trailers (end of period)	19,644	19,944
Average effective trailing equipment usage	14,387	15,009

Intermodal
Operating ratio	87.5%	87.9%
Loads	147,606	143,849
Net change in revenue per loaded mile (excl. fsc)	6.8%	1.2%
Revenue per load (excl. fsc)	$1,881	$1,727
Tractors (end of period)	1,234	1,165
Containers (end of period)	22,895	21,552
Average effective trailing equipment usage	22,601	21,201

Dedicated
Operating ratio	87.1%	90.5%
Loads	348,436	346,191
Net revenue (excl. fuel surcharge) per tractor per week*	$2,990	$2,892
Average tractors during the period**	5,000	4,802
Tractors (end of period)
Company owned	4,696	4,594
Independent contractor	177	138
Customer owned (DCS Operated)	96	174
Total tractors	4,969	4,906
Trailers (end of period)	6,255	5,852
Average effective trailing equipment usage	11,829	11,047

* Using weighted work days

** Includes company owned, independent contractor, and customer owned tractors

Operating Statistics by Segment

(unaudited)

	Six Months Ended June 30
	2005	2004

Truck
Operating ratio	89.2%	90.1%
Loads	452,798	472,721
Net revenue (excl. fuel surcharge) per tractor per week*	$2,990	$2,875
Length of haul	547	529
Revenue per loaded mile (excl fsc)	$1.688	$1.587
Loaded miles (000)	245,586	254,990
Total miles (000)	273,371	282,714
Empty miles %	10.2%	9.8%
Average tractors during the period	5,419	5,458
Tractors (end of period)
Company owned	4,471	4,494
Independent contractor	923	1,041
Total tractors	5,394	5,535
Trailers (end of period)	19,644	19,944
Average effective trailing equipment usage	14,513	14,956

Intermodal
Operating ratio	87.8%	87.9%
Loads	289,479	279,845
Net change in revenue per loaded mile (excl. fsc)	6.9%	0.6%
Revenue per load (excl. fsc)	1,869	1,718
Tractors (end of period)	1,234	1,165
Containers (end of period)	22,895	21,552
Average effective trailing equipment usage	22,412	21,025

Dedicated
Operating ratio	88.3%	91.0%
Loads	667,150	660,268
Net revenue (excl. fuel surcharge) per tractor per week*	$2,885	$2,801
Average tractors during the period**	5,016	4,741
Tractors (end of period)
Company owned	4,696	4,594
Independent contractor	177	138
Customer owned (DCS Operated)	96	174
Total tractors	4,969	4,906
Trailers (end of period)	6,255	5,852
Average effective trailing equipment usage	11,791	11,082

* Using weighted work days

** Includes company owned, independent contractor, and customer owned tractors

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30, 2005	December 31, 2004

ASSETS
Current assets:
Cash and cash equivalents	$4,757	$23,838
Accounts receivable	311,799	289,146
Income tax receivable	6,580	19,418
Prepaid expenses and other	103,513	131,640
Total current assets	426,649	464,042

Property and equipment	1,507,430	1,450,023
Less accumulated depreciation	489,430	438,644
Net property and equipment	1,018,000	1,011,379

Other assets	20,898	16,285
	$1,465,547	$1,491,706

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	139,548	180,018
Claims accruals	17,714	18,535
Accrued payroll	45,044	73,750
Other accrued expenses	8,737	10,504
Deferred income taxes	54,585	25,414
Total current liabilities	265,628	308,221

Long-term debt	67,300	—
Other long-term liabilities	43,277	40,294
Deferred income taxes	253,505	282,241
Stockholders’ equity	835,837	860,950
	$1,465,547	$1,491,706

Supplemental Data

(unaudited)

	June 30, 2005	December 31, 2004

Actual shares outstanding at end of period (000) *	158,386	162,787

Book value per actual share outstanding at end of period *	$5.28	$5.29

* All shares outstanding and per share amounts for all periods presented reflect a two-for-one stock split paid on May 23, 2005.